Exhibit 10.8
THE LUBRIZOL CORPORATION
Senior Management Deferred Compensation Plan
(As Amended and Restated January 1, 2008)
1. Purpose. The purpose of this Senior Management Deferred Compensation Plan (the “Plan”) is to permit an a person who is an officer (as identified by the Company for Section 16 purposes under the Securities Exchange Act of 1934) of The Lubrizol Corporation (the “Company”) or, for amounts earned in 2005, who was an officer of the Company during 2004, or effective January 1, 2006, who is selected to participate in the Plan by the Organization and Compensation Committee of the Board of Directors of the Company (“Committee”), (hereinafter referred to as the “Participant”), who wishes, to defer a portion of such Participant’s compensation earned in calendar years beginning on or after January 1, 2005, as provided in the Plan. Notwithstanding any provision to the contrary, prior to January 1, 2006, for purposes of this Plan, an “officer” or “Participant” does not include any employee of Noveon, Inc. or its affiliates.
2. Administration. The Plan shall be administered by the Committee. The Committee’s interpretation and construction of all provisions of the Plan shall be binding and conclusive upon all Participants and their heirs and/or successors.
3. Right to Defer Compensation.
     (a) A Participant of the Company may, at any time prior to January 1 of a given calendar year, elect, for the calendar year, to defer under the Plan a pre-selected amount of such Participant’s compensation specified in paragraph (c) below, which such Participant may thereafter be entitled to receive for services performed during such elected calendar year. Notwithstanding the foregoing, if allowed by the Company, at any time up to six months prior to the payment of performance-based long-term incentive compensation, a Participant may elect to defer under the Plan a pre-selected amount of such compensation specified in (c)(iii) below, provided however, that any such election shall only be made in accordance with Section 409A of the Internal Revenue Code of 1986, as amended and the regulations thereunder.
     (b) The election under Section 3(a) shall take effect on the first day of the calendar year following the date on which the election is made and such election shall be irrevocable for any elected calendar year after such elected calendar year shall have commenced.
     (c) A Participant may elect to defer up to 90 percent of one or more of the following:
(i)	Base salary;
(ii)	Annual incentive pay, if any.
(iii)	Stock compensation from the long term incentive plan, if any.
(iv)	Stock compensation pursuant to an employment agreement dated as of January 1, 2003 provided, however, that the actual amount deferred will be the elected amount less any applicable withholding taxes.
     (d) Notwithstanding paragraphs (a), (b) and (c), the first year a Participant becomes eligible to participate in the Plan, he may make an initial deferral election within 30 days after he becomes eligible to participate but only with respect to compensation paid for services performed after the election.
     (e) At the time elections are made pursuant to paragraphs (a) or (d), and in addition to the provisions of paragraphs (a) through (d), a Participant may elect to defer that portion or all of the Participant’s cash and/or stock compensation (i) described in paragraph (c) and/or (ii) any other plan or program that provides for cash or stock compensation, to the extent that such amounts would otherwise be nondeductible by the Company pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. For purposes of the preceding sentence, the amount to be deferred with respect to any compensation plans payable in Company shares shall be determined by taking into consideration any fixed cash compensation to be received subsequent to the date on which shares are distributable under such program. Notwithstanding any other provision of this Plan, deferrals under this paragraph (e) shall be distributable only six (6) months after the Participant separates from service in accordance with Section 6.
     (f) All elections under this Plan shall be made by written notice delivered to the Vice President, Human Resources, of the Company specifying (i) the portion, if any, determined under paragraph (c), of each category of the Participant’s compensation to be deferred for a year, as described above, (ii), if applicable, the time of distribution, and (iii) the payment option as provided in Section 6 for distributions.
     (g) Notwithstanding paragraph (f), any compensation earned after the end of the first month in which a Participant under this Plan no longer is a Participant, as defined in Section 1, but continues to be employed by the Company, shall not be deferred, provided however, the balance in the Participant’s Deferral Accounts shall continue to be held and administered pursuant to the Plan; provided further that the provisions of this paragraph (g) shall not apply for amounts earned in 2005.
4. Deferral of Cash Compensation.
     (a) On the date the cash compensation (and effective January 1, 2008, stock compensation) deferred under the Plan would have become payable to the Participant in the absence of an election under the Plan to defer payment thereof, the amount of such deferred compensation shall be credited to a Stock Deferral Account and/or any of the Cash Deferral Account investment portfolios designated as available by the Committee from time to time. All Deferral Accounts shall be established and maintained for each Participant in the Company’s accounting books and records and the Company shall be under no obligation to purchase any investments designated by the Participant. To the extent that, at the time amounts are credited to a Participant’s Deferral Accounts, any federal, state or local payroll withholding tax applies (e.g., Medicare withholding tax), the Participant shall be responsible for the payment of such amount to the Company and the Company shall promptly remit such amount to the proper taxing authority.
     (b) Participant’s Cash Deferral Accounts shall be credited with any gains or losses equal to those generated as if the Participant’s Cash Deferral Account balances had been invested in the applicable investment portfolio(s) selected by the Participant

     (c) A Participant’s deferred cash compensation (and effective for deferrals after January 1, 2008, stock compensation) credited to a Participant’s Stock Deferral Account shall be used to determine the number of full and fractional units (“Units”) representing Company Common Shares (“Shares”) which the deferred amount would purchase at the closing price for the Shares on the New York Stock Exchange (“NYSE”) composite transactions reporting system on the date that the deferred amount is credited pursuant to paragraph (a) and if Shares were not traded on that date on the NYSE, then such computation shall be made as of the first preceding day on which Shares were so traded. The Company shall credit the Participant’s Stock Deferral Account with the number of full and fractional Units so determined. A Participant’s Stock Deferral Account shall be administered in accordance with Section 5(b) through (e).
     (d) A Participant may elect pursuant to rules established by the Committee to transfer a portion or all of the balance of any Deferral Account established under this Section 4 to any other such Deferral Account.
     (e) Notwithstanding the foregoing, a Participant may elect to have any portion or all of the Participant’s cash deferrals credited to any of the Deferral Accounts listed in paragraph (a) and may transfer balances in accordance with paragraph (d) provided that the Participant is considered, in the judgment of the Chief Executive Officer of the Company, to be on plan to meet the Participant’s Company Share ownership guideline. Otherwise, a Participant must elect that at least 50% of any cash compensation (and effective January 1, 2008, stock compensation) deferral hereunder be credited to a Stock Deferral Account and may not transfer any portion of the balance of the Stock Deferral Account to another Deferral Account.
5. Deferral of Stock Compensation.
     (a) Prior to January 1, 2008, at the time that Shares are distributable to a Participant, who has elected to defer the receipt thereof under Section 3(c) or (e), in lieu of Shares being issued, there shall be credited to a separate Stock Deferral Account for the Participant, full stock equivalent units (“Units”) which shall be established and maintained on the Company’s records. One Unit shall be allocated to the Stock Deferral Account for each such Share. The balance of a Stock Deferral Account established under this Section 5(a) pursuant to deferrals under Section 3(c)(iii) or (iv) may not be transferred to any other Deferral Account.
     (b) As of each dividend payment date established by the Company for the payment of cash dividends with respect to its Shares, the Company shall credit each separate Stock Deferral Account of a Participant with an additional number of whole and/or fractional Units equal to:
(i)	the product of (x) the dividend per Share which is payable with respect to such dividend payment date, multiplied by (y) the number of whole and fractional Units credited to the separate Stock Deferral Account of a Participant as of such payment date;
divided by
(ii)	The closing price of a Share on the dividend payment date (or if Shares were not traded on that date, on the next preceding day on which Shares were so traded), as reported on the NYSE-composite tape.

     (c) At no time prior to actual delivery of Shares pursuant to the Plan, shall the Company be obligated to purchase or reserve Shares for delivery of a Participant and the Participant shall not be a shareholder nor have any of the rights of a shareholder with respect to the Units credited to the Participant’s Stock Deferral Accounts.
     (d) To the extent that, at the time Units are credited to a Stock Deferral Account of a Participant, any federal, state or local payroll withholding tax applies (e.g., Medicare withholding tax), the Participant shall be responsible for the payment of such amount to the Company and the Company shall promptly remit such amount to the proper taxing authority.
     (e) In the event of any change in the number of outstanding Shares by reason of any stock dividend, stock split up, recapitalization, merger, consolidation, exchange of shares or other similar corporate change, the number of Units in each separate Stock Deferral Account of a Participant shall be appropriately adjusted to take into account any such event.
6. Payment of Deferred Compensation.
     (a) In the event a Participant separates from service prior to commencing to receive scheduled withdrawal payments of the Participant’s Deferral Accounts, such scheduled withdrawal payments, if any, that have not commenced pursuant to Section 7, and the amount selected by the Participant to be paid upon a separation from service, shall be paid to the Participant in: (i) a single lump sum; (ii) annual, semi-annual or quarterly substantially equal installments over a period, not exceeding twenty (20) years; or (iii) a specific percentage in a lump sum followed by annual, semi-annual or quarterly substantially equal periodic installments over a period, not exceeding twenty (20) years, as the Participant shall have selected pursuant to Section 3(f). Such periodic payments shall begin or the lump sum payment shall be made, as the case may be, from the Participant’s Deferral Accounts, at such time, within 60 days after not less than six (6) nor more than twelve (12) months after the Participant’s separation from service, as the Participant shall have selected pursuant to Section 3(f); provided, however, that if Participant has not selected a payment option with respect to payment upon a separation from service, such amounts shall be paid in a lump sum within 60 days after the six-month anniversary after Participant’s separation from service. Installment payments made after the first installment or lump sum payment, as the case may be, will be made on the annual, semi-annual or quarterly anniversary of the first installment or lump sum payment, as the case may be, as elected pursuant to Section 3(f). Notwithstanding the foregoing, a Participant may elect not less than twelve (12) months prior to the Participant’s separation from service, to change the time or form of distribution of the Participant’s Deferral Accounts upon a separation from service; provided, however that any such change shall be invalid if the effect of such change is to accelerate distribution; provided, further that upon any such change, the distribution shall be paid at least five (5) years after the date originally selected pursuant to Section 3(f).
     (b) The amount of each installment payable to a Participant from the Participant’s Cash Deferral Accounts shall be determined by dividing the aggregate balance of such Participant’s Cash Deferral Accounts by the number of periodic installments (including the current installment) remaining to be paid. Until a Participant’s Cash Deferral Accounts has been completely distributed, the balance thereof remaining, from time to time, shall be credited with gains and losses on a monthly basis as provided in
Section 4(b).

     (c) The amount of any installment payable to a Participant from the Participant’s Stock Deferral Accounts shall be determined by dividing the balance of the aggregate number of Units in the Participant’s Stock Deferral Accounts by the number of periodic installments (including the current installment) remaining to be paid and the quotient shall be the number of Shares that are payable. If the determination of the installment payable from the Participant’s Stock Deferral Accounts results in a fractional Share being payable, the installment payment shall exclude any such fractional Share payment except that, in the final installment payment, any such fractional Share shall be paid in cash in an amount as determined by the Committee. Until the Participant’s Stock Deferral Accounts have been completely distributed, the balance in the Stock Deferral Accounts shall continue to be credited with the dividend equivalents on such balances as provided in Section 5(b).
     (d) In the event a Participant dies prior to receiving payment of the entire amount of the Participant’s Deferral Accounts, the unpaid balance shall be paid to such beneficiary as the Participant may have designated in writing to the Vice President, Human Resources, of the Company as the beneficiary to receive any such post-death distribution under the Plan or, in the absence of such written designation, to the Participant’s legal representative or to the beneficiary designated in the Participant’s last will as the one to receive such distributions. Distributions upon the death of a Participant shall commence within 60 days after the death of the Participant in: (i) a single lump sum; (ii) annual, semi-annual or quarterly substantially equal installments over a period, not exceeding twenty (20) years; or (iii) a specific percentage in a lump sum followed by annual, semi-annual or quarterly substantially equal installments over a period, not exceeding twenty (20) years as elected by the Participant pursuant to Section 3(f) and the amount of each installment shall be computed as provided in Section 6(b), and (d) as the case may be; provided, however, that if Participant has not selected a payment option with respect to payment upon death, such amounts shall be paid to Participant’s beneficiary in a lump sum within 60 days after the death of the Participant. Installment payments made after the first installment or lump sum payment, as the case may be, will be made on the annual, semi-annual or quarterly anniversary of the first installment or lump sum payment, as the case may be, as elected pursuant to Section 3(f). Notwithstanding the foregoing, a Participant may elect not less than twelve (12) months prior to the Participant’s death, to change the time or form of distribution of the Participant’s Deferral Accounts; provided, however that any such change shall be invalid if the effect of such change is to accelerate distribution; provided, further that upon any such change, the distribution shall be paid at least five (5) years after the date originally selected pursuant to Section 3(f).
     (e) In the event a Participant becomes disabled prior to the Participant’s separation from service or scheduled withdrawal date, the unpaid balance shall be paid to the Participant commencing within 60 days after the date of Participant’s disability in: (i) a single lump; (ii) annual, semi-annual or quarterly substantially equal installments over a period, not exceeding twenty (20) years; or (iii) a specified percentage in a lump sum followed by annual, semi-annual or quarterly substantially installments over a period, not exceeding twenty (20) years as elected by the Participant pursuant to Section 3(f) and the amount of each installment shall be computed as provided in Section 6(b), and (d) as the case may be; provided, however, that if Participant has not selected a payment option with respect to payment upon disability, such amounts shall be paid to Participant in a single lump sum within 60 days after Participant’s disability. Installment payments made after the first installment or lump sum payment, as the case may be, will be made on the annual, semi-annual or quarterly anniversary of the first installment or lump sum payment, as the case may be, as elected pursuant to Section 3(f). Notwithstanding the foregoing, a Participant may elect not less than twelve (12) months prior to the Participant’s disability, to change the time or form of distribution of the Participant’s Deferral Accounts, provided, however that any such change shall be invalid if the effect of such change is to accelerate distribution; provided, further that upon any such change, the distribution shall be paid at least five (5) years after the date originally selected pursuant to Section 3(f). For purposes of this paragraph (e), the term “disabled” means (A) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (B) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.
     (f) Tax withholding for distributions under Sections 6 and 7 of Participant’s Stock Deferral Accounts shall be made from those Shares otherwise issuable and shall be such number of Shares that will provide for the federal, state and/or local income tax at the rates then applicable for supplemental wages, unless otherwise requested by the Participant, but in no event less than the statutory minimums for tax withholding.
     (g) For purposes under paragraph (f) of determining the number of Shares that are to be withheld to provide for the tax withholding, Shares shall be valued at the closing price on the New York Stock Exchange of a Share on the date the Shares are distributable (or if the Shares were not traded on that date, on the next preceding day on which the Shares were so traded). If the determination of the tax withholding would require the withholding of a fractional Share, the Company shall withhold the nearest whole number of Shares needed to pay the tax withholding, rounded up, and remit to the Participant in cash the amount of the excess after the withholding taxes have been satisfied.
     (h) Payments from the Cash Deferral Accounts shall be made in cash and payments from the Stock Deferral Accounts shall be made in Shares. The amount of any distribution pursuant to Sections 6 through 8 shall reduce the balance held in the Participant’s corresponding Deferral Accounts as of the date of such distribution. Installment payments shall be made pro-rata from a Participant’s Deferral Accounts.
7. Scheduled Withdrawal Accounts. Pursuant to Section 3 a Participant may elect to receive part or all of the Participant’s deferrals under Section 3(c)(i) and (ii) (and for all deferrals on or after January 1, 2008) in accordance with Participant’s elections for up to three scheduled withdrawal accounts, and with respect to Participant’s deferrals prior to January 1, 2008 pursuant to Section 3(c)(iii) and 3(e) a Participant may elect to receive part or all of Participant’s deferrals in accordance with Participant’s elections for up to three scheduled withdrawal accounts, each of which shall commence within 60 days after the date elected by the Participant pursuant to Section 3(f) in: (i) a single lump sum; (ii) annual, semi-annual or quarterly substantially equal installments over a period, not exceeding twenty (20) years; or (iii) a specified percentage in a lump sum followed by annual, semi-annual or quarterly substantially equal installments over a period, not exceeding twenty (20) years and the amount of each installment shall be computed as provided in Section 6(b), and (c) as the case may be. Installment payments made after the first installment or lump sum payment, as the case may be, will be made on the annual, semi-annual or quarterly anniversary of the first installment or lump sum payment, as the case may be, as elected pursuant to Section 3(f). Notwithstanding the foregoing, a Participant may elect not less than twelve (12) months prior to the Participant’s date of the scheduled withdrawal, to change the time or form of distribution of the Participant’s Deferral Accounts, provided, however that any such change shall be invalid if the effect of such change is to accelerate distribution; provided, further that upon any such change, the distribution shall be paid at least five (5) years after the date originally selected pursuant to Section 3(f).
8. Unforeseeable Emergency. The Committee may accelerate the distribution of part or all of one or more of a Participant’s Deferral Accounts for reasons of an unforeseeable emergency that cannot be met using other resources, as determined by the Committee pursuant to the terms of this Section 8. For purposes of the Plan, an unforeseeable emergency is a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary or the Participant’s dependent (as defined in Section 152 of the Code, without regard to Section 152(b)(1), (b)(2) and (d)(1)(B)); the loss of Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. A distribution based on severe financial hardship shall not exceed the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, local or foreign income taxes or penalties reasonably anticipated from the distribution).
9. Non-assignability. None of the rights or interests in any of the Participant’s Deferral Accounts shall, at any time prior to actual payment or distribution pursuant to the Plan, be assignable or transferable in whole or in part, either voluntarily or by operation of law or otherwise, and such rights and interest shall not be subject to payment of debts by execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner.
10. Interest of Participant. The Company shall be under no obligation to segregate or reserve any funds or other assets for purposes relating to the Plan and, except as set forth in this Plan, no Participant shall have any rights whatsoever in or with respect to any funds or other assets held by the Company for purposes of the Plan or otherwise. Each Participant’s accounts maintained for purposes of the Plan merely constitute bookkeeping entries on records of the Company, constitute the unsecured promise and obligation of the Company to make payments as provided herein, and shall not constitute any allocation whatsoever of any cash, shares or other assets of the Company or be deemed to create any trust or special deposit with respect to any of the Company’s assets. Notwithstanding the foregoing provisions, nothing in this Plan shall preclude the Company from setting aside Shares or funds in trust pursuant to one or more trust agreements between a trustee and the Company. However, no Participant shall have any secured interest or claim in any assets or property of the Company or any such trust and all Shares or funds contained in such trust shall remain subject to the claims of the Company’s general creditors.
11. Amendment. The Board of Directors of the Company, or the Organization and Compensation Committee may, from time to time, amend or terminate the Plan, provided that no such amendment or termination of the Plan shall adversely affect a Participant’s accounts as they existed immediately before such amendment or termination or the manner of distribution thereof, unless such Participant shall have consented thereto in writing. Notice of any amendment or termination of the Plan shall be given promptly to all Participants.

12. Plan Implementation. This Plan is adopted and effective for deferrals of compensation earned for calendar years beginning on or after January 1, 2005 and amended and restated January 1, 2008.
13. Section 409A Transition Elections. A Participant who prior to January 1, 2008 has made an initial deferral election under this Plan may change the form and/or time of payment with respect to any or all of such elections; provided however that (a) no such election may be made for amounts otherwise payable under this Plan during 2007, and (b) no payment pursuant to such election may be payable prior to May 1, 2008.